Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2011, relating to the consolidated financial statements and financial statement schedule of Zygo Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Zygo Corporation for the year ended June 30, 2011.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

March 16, 2012